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                     August 29, 2022

       Adam Hershey
       Chief Executive Officer
       TREES Corporation
       1901 S. Navajo Street
       Denver, Colorado 80223

                                                        Re: General Cannabis
Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 25,
2022
                                                            File No. 0-54457

       Dear Mr. Hershey:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services